UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-8672	41-1276891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lillehei Plaza, St. Paul, MN	55117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (651) 483-2000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2007, David Thompson advised the Governance and Nominating Committee of the Board of Directors of St. Jude Medical, Inc. (the “Company”) that, after eight years of service on the Board of Directors, he has decided to retire. Accordingly, Mr. Thompson will not stand for re-election at the next annual meeting of shareholders of the Company on May 16, 2007.

Item 7.01 Regulation FD Disclosure.

The Company has completed the repurchase of shares of its common stock under its previously announced $700 million share repurchase plan. The following table provides information about the shares repurchased by the Company under the share repurchase plan:

Fiscal Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as a Part of Publicly Announced Plan	Approximate Dollar Value of Shares that May Yet be Purchased Under the Program (1)
1/28/07 - 3/3/07	16,730,700	$41.82	16,730,700	$0

(1) On January 25, 2007, the Company announced that its Board of Directors had authorized the repurchase by the Company of up to $1 billion of the Company’s outstanding common stock. On January 29, 2007, the Company announced a $700 million share repurchase plan adopted under Rules 10b5-1 and 10b-18 under the Securities Exchange Act and began making share repurchases under the plan through transactions in the open market in accordance with applicable securities laws. The repurchase plan expired on February 28, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.
Date: March 1, 2007	By:	/s/ Pamela S. Krop
Pamela S. Krop Vice President, General Counsel and Secretary